CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,685,000	$474.63

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

March 2014 Pricing Supplement No. 145 Registration Statement No. 333-190038 Dated March 12, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Equity-Linked Partial Principal at Risk Securities due March 18, 2019
Based on the Level of the FTSE® China 25 Index
Principal at Risk Securities
The securities are unsecured obligations of Barclays Bank PLC, will pay no interest, provide for a minimum payment at maturity of only 90% of the stated principal amount and will have the terms described in the accompanying prospectus supplement and index supplement, as supplemented and modified by this document. At maturity, if the underlier has appreciated in value, investors will receive the stated principal amount of $10 plus 100% of the appreciation of the underlier, subject to the maximum payment at maturity. However, if at maturity the underlier has depreciated in value, investors will lose 1% of their principal for every 1% decline of the final underlier value from the initial underlier value, subject to the minimum payment at maturity. Investors may lose up to 10% of the stated principal amount of the securities. These long-dated securities are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of at least 90% of principal at maturity plus the potential to receive a supplemental redemption amount, if any.
The securities are senior securities issued as part of Barclays Bank PLC’s Global Medium-Term Notes Program.  The securities are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.
FINAL TERMS
Issuer:	Barclays Bank PLC
Issue price:	$10 per security (see “Commissions and initial issue price” below)
Stated principal amount:	$10 per security
Aggregate principal amount:	$3,685,000
Pricing date†:	March 12, 2014
Original issue date†:	March 17, 2014
Maturity date†:	March 18, 2019
Interest:	None
Underlier:	FTSE® China 25 Index
Payment at maturity:
The payment due at maturity per $10 stated principal amount will equal:
If the final underlier value is greater than the initial underlier value:
the lesser of (a) $10 + supplemental redemption amount and (b) the maximum payment at maturity
If the final underlier value is less than or equal to the initial underlier value:
the greater of (a) $10 × underlier performance factor and (b) the minimum payment at maturity
In no event will the payment at maturity be less than the minimum payment at maturity or greater than the maximum payment at maturity.  The securities are senior unsecured obligations of Barclays Bank PLC and any payments on the securities, including the payment of the minimum payment at maturity, are subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Supplemental redemption amount:
(i) $10 times (ii) the underlier percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 and will be limited by the maximum payment at maturity.

Participation rate:	100%
Maximum payment at maturity:	$16.00 (160% of the stated principal amount)
Minimum payment at maturity	$9.00 per security (90% of the stated principal amount)
Underlier percent change:	(final underlier value – initial underlier value) / initial underlier value, expressed as a percentage
Underlier performance factor:	Final underlier value / initial underlier value, expressed as a percentage
Initial underlier value:	14,999.02, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the determination date
Determination date†:	March 13, 2019
Closing level:
On any scheduled trading day, the closing level of the underlier as published by Bloomberg under ticker symbol “XIN0I<Index>” at the regular weekday close of trading on that day.  In certain circumstances, the closing level will be based on the alternate calculation of the underlier as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement.

CUSIP / ISIN:	06742B329 / US06742B3298
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$10	$10	$0.35	$9.65
Total	$3,685,000	$3,685,000	$128,975	$3,556,025
(1)
Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.636 per security.  The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 2 of this pricing supplement.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each security they sell. See “Supplemental Plan of Distribution.”

† The maturity date and determination date are subject to postponement.  See “Additional Information About the Securities—Additional provisions—Postponement of the maturity date,” “Additional Information About the Securities—Additional provisions—Postponement of the determination date” and “Additional Information About the Securities—Additional provisions—Market disruption events and adjustments.”

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8 and on page S-6 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors—Credit of Issuer” in this pricing supplement.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Index Supplement dated July 19, 2013

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Barclays Capital Inc.

Equity-Linked Partial Principal at Risk Securities due March 18, 2019
Based on the Level of the FTSE® China 25 Index
Principal at Risk Securities

Additional Terms of the Securities
You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Index supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities  may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we

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Principal at Risk Securities

expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 8 of this pricing supplement.

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Investment Summary

Equity-Linked Partial Principal at Risk Securities

The Equity-Linked Partial Principal at Risk Securities due March 18, 2019 Based on the Level of the FTSE® China 25 Index (the “securities”) offer 100% participation in the positive performance of the underlier, subject to the maximum payment at maturity, and 1:1 downside exposure to any depreciation of the underlier, subject to the minimum payment at maturity.  The securities provide investors:

¡	an opportunity to gain exposure to the FTSE® China 25 Index

¡	100% participation in any appreciation of the underlier over the term of the securities, subject to the maximum payment at maturity of $16.00 per security (160% of the stated principal amount).

¡	100% participation in any depreciation of the underlier over the term of the securities, subject to the minimum payment at maturity of $9.00 per security (90% of the stated principal amount)

If the final underlier value is greater than the initial underlier value, the securities will pay the stated principal amount of $10 plus a supplemental redemption amount, subject to the maximum payment at maturity.  The supplemental redemption amount provides 100% upside participation (e.g., if the underlier appreciates 10%, the investor receives 100% of principal plus 10% at maturity) in the performance of the underlier, subject to the maximum payment at maturity.  If the final underlier value is less than or equal to the initial underlier value, the payment at maturity per security will be equal to or less than the $10 principal amount of securities by an amount proportionate to the decline in the underlier as of the determination date from the pricing date, subject to the minimum payment at maturity.  All payments on the securities, including the repayment of principal at maturity, are subject to the credit risk of Barclays Bank PLC.

Maturity:	Approximately 5 years
Participation rate:	100%
Maximum payment at maturity:	$16.00 per security (160% of the stated principal amount)
Minimum payment at maturity:	$9.00 per security (90% of the stated principal amount). Investors may lose up to 10% of the stated principal amount of the securities.
Interest:	None

Key Investment Rationale

Equity-Linked Partial Principal at Risk Securities offer exposure to the performance of the underlier and provide for the repayment of at least 90% of the principal amount at maturity.  They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of at least 90% of the principal amount at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlier, subject to the maximum payment at maturity.

Upside Scenario
The underlier increases in value and, at maturity, the investor receives a return reflecting the appreciation of the underlier, subject to the maximum payment at maturity of $16.00 (160% of the stated principal amount).

Par or Downside Scenario
The underlier does not appreciate in value or declines in value, and, at maturity, the securities pay the principal amount back or an amount proportionate to the decline in the value of the underlier as of the determination date from the pricing date, subject to the minimum payment at maturity of $9.00 per security (90% of the stated principal amount).

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How the Securities Work
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Participation rate:	100%
Maximum payment at maturity:	$16.00 per security (160% of the stated principal amount)
Minimum payment at maturity:	$9.00 per security

How it works

▪
Upside Scenario. If the final underlier value is greater than the initial underlier value, investors will receive the $10 stated principal amount plus 100% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity of $16.00.  Under the terms of the securities, investors will realize the maximum payment at maturity at a final underlier value of 160% of the initial underlier value.

▪	If the underlier appreciates by 10%, investors would receive a 10% return, or $11.00 per security, at maturity.

▪	If the underlier appreciates by 90%, investors would receive only the maximum payment at maturity of $16.00 per security, or 160% of the stated principal amount.

▪
Par or Downside Scenario.  If the final underlier value is equal to or less than the initial underlier value, investors will receive an amount equal to or less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline of the final underlier value from the initial underlier value, subject to the minimum payment at maturity of $9.00 per security.

▪	If the underlier depreciates 5%, investors would lose 5% of their principal and receive a payment at maturity of $9.50 per security.

▪	If the underlier depreciates 50%, investors would lose only 10% of their principal and receive a payment at maturity of $9.00 per security, which is the minimum payment at maturity.

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What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table illustrates the hypothetical total return at maturity on the securities.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical total returns set forth below are based on the hypothetical initial underlier value of 100, the maximum payment at maturity of $16.00 (160% of the stated principal amount) and the minimum payment at maturity of $9.00 (90% of the stated principal amount).  The hypothetical initial underlier value of 100 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value.  Please see “FTSE® China 25 Index Overview” below for recent actual levels of the underlier.  The actual initial underlier value is set forth on the front cover of this pricing supplement.  For the purposes of the examples below, the “Underlier Return” equals: ((final underlier value - initial underlier value)/initial underlier value). The hypothetical examples below do not take into account any tax consequences from investing in the securities.

Final Underlier Value	Underlier Return	Underlier Percent Change	Underlier Performance Factor	Payment at Maturity	Total Return on Securities
180.00	80.00%	80.00%	N/A	$16.00	60.00%
170.00	70.00%	70.00%	N/A	$16.00	60.00%
160.00	60.00%	60.00%	N/A	$16.00	60.00%
150.00	50.00%	50.00%	N/A	$15.00	50.00%
140.00	40.00%	40.00%	N/A	$14.00	40.00%
130.00	30.00%	30.00%	N/A	$13.00	30.00%
120.00	20.00%	20.00%	N/A	$12.00	20.00%
110.00	10.00%	10.00%	N/A	$11.00	10.00%
105.00	5.00%	5.00%	N/A	$10.50	5.00%
100.00	0.00%	0.00%	N/A	$10.00	0.00%
95.00	-5.00%	N/A	95.00%	$9.50	-5.00%
90.00	-10.00%	N/A	90.00%	$9.00	-10.00%
80.00	-20.00%	N/A	80.00%	$9.00	-10.00%
70.00	-30.00%	N/A	70.00%	$9.00	-10.00%
60.00	-40.00%	N/A	60.00%	$9.00	-10.00%
50.00	-50.00%	N/A	50.00%	$9.00	-10.00%
40.00	-60.00%	N/A	40.00%	$9.00	-10.00%
30.00	-70.00%	N/A	30.00%	$9.00	-10.00%
20.00	-80.00%	N/A	20.00%	$9.00	-10.00%
10.00	-90.00%	N/A	10.00%	$9.00	-10.00%
0.00	-100.00%	N/A	0.00%	$9.00	-10.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the underlier increases from an initial underlier value of 100.00 to a final underlier value of 120.00.
Because the final underlier value of 120.00 is greater than the initial underlier value of 100.00 and $10 + the supplemental redemption amount is not greater than the maximum payment at maturity, the investor receives a payment at maturity of $12.00 per $10 stated principal amount calculated as follows:

$10 + supplemental redemption amount
$10 + ($10 × underlier percent change × participation rate)
$10 + ($10 × 20% x 100%) = $12.00

The total return on investment of the securities is 20.00%.

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Principal at Risk Securities

Example 2: The level of the underlier increases from an initial underlier value of 100.00 to a final underlier value of 180.00.
Because the final underlier value of 180.00 is greater than the initial underlier value of 100.00 but $10 + the supplemental redemption amount is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $16.00 per $10.00 stated principal amount.

The total return on investment of the securities is 60.00% (reflecting the maximum payment at maturity).

Example 3: The level of the underlier decreases from an initial underlier value of 100.00 to a final underlier value of 95.00.

Because the final underlier value of 95.00 is less than the initial underlier value of 100.00 but $10 x the underlier performance factor is greater than the minimum payment at maturity, the investor will receive a payment at maturity of $9.50 per $10.00 stated principal amount calculated as follows:

$10 × underlier performance factor
$10 × 95% = $9.50

The total return on investment of the securities is -5.00%.

Example 4: The level of the underlier decreases from an initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value of 50.00 is less than the initial underlier value of 100.00 but $10 x the underlier performance factor is less than the minimum payment at maturity, the investor will receive the minimum payment at maturity of $9.00 per $10.00 stated principal amount.

The total return on investment of the securities is -10.00% (reflecting the minimum payment at maturity).

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks.  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.  Investing in the securities is not equivalent to investing directly in the underlier or any of the component stocks of the underlier.  The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

o
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

¡
The securities do not pay interest and provide a minimum payment at maturity of only 90% of the stated principal amount.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, and provide a minimum payment at maturity of only 90% of your principal.  If the final underlier value is less than the initial underlier value, you will lose 1% of your principal for every 1% decline of the final underlier value from the initial underlier value, subject to the minimum payment at maturity of $9.00 per security.  You may lose up to 10% of your initial investment in the securities.

¡
The appreciation potential of the securities is limited by the maximum payment at maturity.  The appreciation potential of the securities is limited by the maximum payment at maturity of $16.00 per security, or 160% of the stated principal amount.  Because the payment at maturity will be limited to 160% of the stated principal amount for the securities, any increase in the price of the underlier beyond 160% of the initial underlier value will not increase the return on the securities.

¡
The market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market.  Although we expect that generally the closing price of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the underlier and the stocks included in the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or equities markets generally and that may affect the final underlier value of the underlier;

o	the occurrence of certain events affecting the underlier that may or may not require an adjustment of the initial underlier value or other variables;

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o	the exchange rates of the U.S. dollar relative to the currency in which the stocks composing the underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.  The level of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “FTSE® China 25 Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

¡
Credit of Issuer.  The securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by a third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

¡
The securities do not provide direct exposure to fluctuations in foreign exchange rates. The value of the securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the underlier are denominated, although any currency fluctuations could affect the performance of the underlier.  Therefore, if any applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your payment at maturity.

¡
There are risks associated with investments in securities, such as the securities, linked to the value of foreign equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

¡
Investing in the securities is not equivalent to investing in the underlier.  Investing in the securities is not equivalent to investing in the underlier or its component stocks.  See “How the Securities Work” above.

¡
Adjustments to the underlier could adversely affect the value of the securities.  The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

¡
The amount payable on the securities is not linked to the level of the underlier at any time other than the determination date.  The final underlier value will be based on the closing level of the underlier on the determination date, subject to postponement for non-scheduled trading days and certain market disruption events.  Even if the level of the underlier appreciates prior to the determination date but then drops by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlier prior to such drop.  Although the actual level of the underlier on the stated maturity date or at other times during the term of the securities may be higher than the final underlier value, the payment at maturity will be based solely on the closing level on the determination date.

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¡
The securities will not be listed on any securities exchange, and secondary trading may be limited.  There may be little or no secondary market for the securities.  We do not intend to list the securities on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time.  Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.  The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the level of the underlier on the pricing date and, as a result, could decrease the amount you may receive on the securities at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have increased the level of the underlier and, therefore, could have increased the level at which the underlier must close on the determination date so that you receive a positive return on your investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the determination date, could potentially affect the level of the underlier on the determination date and, accordingly, the amount of cash payable at maturity.

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The calculation agent will make determinations with respect to the securities.  As calculation agent, Barclays Bank PLC has determined the initial underlier value and will determine the final underlier value, whether a market disruption event has occurred, whether to make any adjustments to the initial underlier value or other variables and the payment that you will receive at maturity.  Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, and adjustments, may affect the payout to you at maturity.

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The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.  The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The estimated value of your securities is lower than the initial issue price of your securities.  The estimated value of your securities on the pricing date is lower than the initial issue price of your securities.  The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

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The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other

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financial institutions that may be purchasers or sellers of securities in the secondary market.  As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

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The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities.  Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities.  The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

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FTSE® China 25 Index Overview

The FTSE® China 25 Index is a real-time tradable index designed to represent the performance of the mainland Chinese market that is available to international investors.  The FTSE® China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid “H shares,” “Red Chips” and “P Chips” listed and trading on the Stock Exchange of Hong Kong Ltd. (“SEHK”). H-Shares are Hong Kong listed shares of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the SEHK. Red Chips are stocks of companies incorporated outside of the People’s Republic of China that trade on the SEHK, are more than 35% owned, directly or indirectly, by Chinese state-owned enterprises and derive over 55% of revenue or operating assets from the People’s Republic of China. P Chips are stocks of companies controlled by mainland China individuals, with the establishment and origin of the company in mainland China. P Chip companies must be incorporated outside of the People’s Republic of China, trade on the SEHK, be controlled, directly or indirectly, by mainland individuals and derive over 55% of revenue or operating assets from the People’s Republic of China. H-Shares, Red Chips and P Chips are quoted and traded in Hong Kong dollars. They are available only to Chinese investors approved by the government of the People’s Republic of China; however, there are no restrictions on international investors.  The information on the FTSE® China 25 Index provided in this pricing supplement should be read together with the discussion under the heading “Non-Proprietary Indices—Equity Indices— FTSE® China 25 Index” in the accompanying index supplement.

Effective from the start of trading on September 22, 2014, the FTSE® China 25 Index will become a 50 stock index and its name will change to the FTSE® China 50 Index.

 Information on the FTSE® China 25 Index as of market close on March 12, 2014:
Bloomberg Ticker Symbol:	XIN0I	52 Week High:	17,825.42
Current Closing Level:	14,999.02	52 Week Low:	13,397.79
52 Weeks Ago:	16,601.89

The following table sets forth the published high, low and period-end closing levels of the FTSE® China 25 Index for each quarter for the period of January 1, 2008 through March 12, 2014. The associated graph shows the closing levels of the FTSE® China 25 Index for each day in the same period. The closing level of the FTSE® China 25 Index on March 12, 2014 was 14,999.02. We obtained the information in the table and graph below from Bloomberg, L.P., without independent verification.  The historical closing levels of the FTSE® China 25 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the determination date.  We cannot give you assurance that the performance of the FTSE® China 25 Index will result in the return of any of your initial investment.

Past performance is not indicative of future results.

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FTSE® China 25 Index	High	Low	Period End
2008
First Quarter	25,533.30	17,933.56	19,911.54
Second Quarter	23,828.16	19,303.49	19,452.56
Third Quarter	20,679.70	14,094.07	14,717.87
Fourth Quarter	15,067.92	8,378.35	12,548.46
2009
First Quarter	13,857.35	10,493.32	12,573.26
Second Quarter	17,342.08	12,609.70	16,773.83
Third Quarter	19,165.06	15,740.56	17,914.31
Fourth Quarter	20,111.41	17,446.26	18,905.42
2010
First Quarter	19,623.92	16,601.66	18,538.80
Second Quarter	19,549.82	16,184.58	17,652.38
Third Quarter	18,817.35	17,215.30	18,784.63
Fourth Quarter	21,100.93	18,570.79	19,075.41
2011
First Quarter	19,815.01	18,143.31	19,762.41
Second Quarter	20,445.21	18,169.27	18,830.38
Third Quarter	19,194.82	13,859.60	14,098.66
Fourth Quarter	17,036.58	12,821.37	15,406.90
2012
First Quarter	17,947.97	15,504.57	16,333.90
Second Quarter	17,051.50	14,181.79	14,659.35
Third Quarter	15,606.42	14,117.85	15,307.09
Fourth Quarter	17,482.95	15,267.75	17,482.95
2013
First Quarter	18,420.57	16,091.71	16,302.19
Second Quarter	17,079.59	13,730.23	14,487.36
Third Quarter	17,018.86	13,850.86	16,331.97
Fourth Quarter	17,713.20	15,923.12	16,794.16
2014
First Quarter (as of March 12, 2014)	16,706.22	14,900.27	14,999.02

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Additional Information About the Securities
Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Denominations:	$10 and integral multiples thereof
Minimum ticketing size:	100 securities
Postponement of the maturity date:
The maturity date will be postponed if the determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlier on the determination date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled determination date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of the determination date:
The determination date may be postponed due to the occurrence or continuance of a market disruption event on such date.  See “Market disruption events and adjustments” below.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the determination date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.
For a description of adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Trustee:	The Bank of New York Mellon
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Assuming this treatment is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the securities prior to maturity.  In addition, any income recognized upon a sale or exchange of a security (including redemption at maturity) will be treated as interest income for U.S. federal income tax purposes.

After the Issue Date, you may obtain the comparable yield and the projected payment schedule by requesting them from Director – Structuring, Investor Solutions Americas, at (212) 528-7198.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual supplemental redemption amount that we will pay on the securities, if any.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any

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state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders

We do not believe that non-U.S. holders should be required to provide an appropriate Form W-8 in order to avoid 30% U.S. withholding tax with respect to the supplemental redemption amount on the securities, although the Internal Revenue Service could challenge this position.  However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.  If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
We, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Validity of the Securities:
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of January 14, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on January 14, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated January 14, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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This pricing supplement represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each security they sell.

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